Exhibit 10.18

December 18, 2013
Michael Paolucci
PO Box XXXX
XXXX, CA XXXXX

Dear Mike:
This letter agreement confirms the material compensation terms of your employment with NuVasive. This letter agreement supplements your offer letter, which contains the full terms of your compensation arrangements and is in addition to any and all benefits that are made generally available to NuVasive employees. It is also in addition to benefits available to you as an executive of NuVasive. Defined terms used herein have the meanings set forth in the attached Appendix of Defined Terms.
This letter agreement has no impact on other types of agreements or arrangements between you and NuVasive, including agreements related to confidentiality, intellectual property ownership, non-solicitation or non-competition obligations, etc. You agree to continue abiding by all such arrangements, as well as all NuVasive policies and procedures.
Your annual Base Salary is $365,000, payable in installments in accordance with NuVasive’s regular payroll practices. Your Base Salary is subject to change and is reviewed at least annually. You are eligible to receive a performance bonus on an annual basis, targeted at 70% of your Base Salary. The performance bonus is determined at the discretion of the Board of Directors and is based on a combination of company performance and your individual performance. The bonus, if any, that is payable to you shall be paid in the calendar year following the calendar year in which it is earned, but no later than March 15th of that year. Additionally, you are eligible to receive, in the discretion of the Board of Directors, an annual grant of NuVasive equity securities pursuant to the 2004 Equity Incentive Plan.
You also have the following benefits related to an Involuntary Termination of your employment or a Change of Control of NuVasive. In the event of an Involuntary Termination of your employment, you shall be entitled to the Severance Benefit. In the event of a Change of Control of NuVasive, you shall be entitled to the Change of Control Benefit. In addition, the Section 409A Terms shall be applicable to payments described in that Section.
We look forward to your continued success with NuVasive.
Truly yours,
NUVASIVE, INC.

/s/ Alexis V. Lukianov
Alexis V. Lukianov

I have read and accept the terms of this letter.

/s/ Michael Paolucci
Michael Paolucci

Exhibit 10.18

"Base Salary" means the executive’s then-current annual base salary.
"Change of Control Benefit" shall mean the: Company Acceleration Plan.
“Severance Benefit” upon an Involuntary Termination at any time, severance is equal to eighteen (18) months of your then current Compensation, defined as your Base Salary plus your last year’s paid bonus (or no prior bonus has yet been paid, then your bonus Target). Such amount shall be due and payable immediately upon any such termination and upon the condition that you execute NuVasive’s standard form of release of claims and that such release of claims becomes effective in accordance with its terms on or prior to the 45th day following such termination.
"Change of Control" is defined as either a Change in Control or Fundamental Transaction as defined in the 2004 Equity Incentive Plan.
"Company Acceleration Plan" is defined as the Company’s policy pursuant to which 50% of all unvested equity awards under any of the Company’s equity compensation plans (including the 1998 Stock Option/Stock Issuance Plan and 2004 Equity Incentive Plan) immediately accelerate upon a Change of Control of the Company, and all remaining equity awards immediately accelerate upon an Involuntary Termination (except for death, disability or Cause) of service within 18 months following such an event.
"Involuntary Termination" means the termination of the executive’s employment, including a voluntary termination by the executive for Good Reason (as defined below), for reasons other than death, disability or Cause. "Cause" means any of the following: (i) the executive's repeated failure to satisfactorily perform the executive's job duties; (ii) the executive's refusal or failure to follow lawful directions of the Company's board of directors; (iii) the executive's conviction of a crime involving moral turpitude; or (iv) the executive engaging or in any manner participating in any activity which is directly competitive or injurious to the Company. "Good Reason" means a voluntary resignation by the executive following any of the following: (i) a significant reduction of the executive's job responsibilities or title; (ii) a requirement (refused by the executive) that the executive move for his/her principal place of employment more than 50 miles from the then-current principal place of employment (unless such requirement was a condition of employment); or (iii) a reduction of greater than 15% in the executive's base pay or bonus opportunity (where not all executives are similarly affected).
“Section 409A Terms” - Notwithstanding anything in this letter agreement to the contrary, to the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (collectively “Section 409A”), no Severance Benefit or similar payment which becomes payable pursuant to this Agreement on account of executive’s Involuntary Termination shall be paid until executive has incurred a “separation from service” within the meaning of Section 409A. Furthermore, to the extent that such amount constitutes a “deferral of compensation,” the Severance Benefit shall be paid on the later of (i) the first payroll date occurring on or after the 45th day after the termination giving rise to such payment; and (ii) if executive is a “specified employee” (within the meaning of Section 409A), the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of executive’s death following such separation from service. The Delayed Payment Date rule described in the second clause of the preceding sentence shall apply to all other payments of “deferred compensation” (as defined by Section 409A) to the extent required by Section 409A. All such amounts that would, but for these provisions, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. The Company intends that payments will not be subject to taxation under Section 409A. The provisions of this letter agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to executive pursuant to this letter agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this letter agreement.